Exhibit 99.2

CONSENT OF JEFFERIES LLC

The Board of Directors

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated August 23, 2018 to the Board of Directors (in its capacity as such) of Eclipse Resources Corporation (“Eclipse”) included as Annex B, and to the references thereto under the captions “SUMMARY— Opinions of Financial Advisors—Opinion of Jefferies, Eclipse’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—The Eclipse Board’s Reasons for the Merger”, and “THE MERGER—Opinion of Jefferies, Eclipse’s Financial Advisor” in the consent solicitation statement/information statement/prospectus relating to the proposed merger transaction of Blue Ridge Mountain Resources, Inc. with Eclipse Merger Sub Inc., a wholly-owned subsidiary of Eclipse, which consent solicitation/information statement/prospectus forms a part of this Registration Statement on Form S-4 of Eclipse. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Jefferies LLC

JEFFERIES LLC

New York, New York

October 12, 2018